Registrant Name: Vanguard Fixed Income Securities Funds

File Number: 811-2368

Reistrant CIK Number: 0000106444

Series 4 and 9
For 77.E


The following funds are plaintiffs in a lawsuit filed on April 9, 2003, in the Court of Common Pleas of Chester County, Pennsylvania, against Citibank, N.A., Salomon Smith Barney, Inc., and Delta Energy Corporation:

     Vanguard Short-Term Corporate Fund
     Vanguard Intermediate-Term Corporate Fund

The plaintiff Vanguard funds sued the defendants to recover millions of dollars in losses suffered as a result of investments in a fraudulent bond deal. Plaintiffs Vanguard Balanced Index Fund, on behalf of its Vanguard Balanced
Index Fund series; Vanguard Bond Index Funds, on behalf of its Vanguard Short-Term Bond Index Fund series and on behalf of its Vanguard Total Bond Market Index Fund series; Vanguard Fixed Income Securities Funds, on behalf of its Vanguard Intermediate-Term Corporate Bond Fund series and on behalf of its Vanguard Short-Term Corporate Bond Fund series; Vanguard Variable Insurance Fund, on behalf of its Short-Term Corporate Bond Portfolio series and on behalf of its Total Bond Market Index Portfolio series; and Vanguard Fiduciary Trust Company Corporate Bond Trust.